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On April 1, 2013, MetroPCS Communications, Inc. mailed a letter to stockholders in connection with its proposed combination with T-Mobile USA, Inc. The letter describes the significant benefits to MetroPCS' stockholders resulting from the proposed combination of MetroPCS and T-Mobile and addresses certain assumptions that ISS based its report on, leading to the wrong conclusions regarding the proposed combination.

Investor Relations Contacts:
Keith Terreri, Vice President - Finance & Treasurer
Jim Mathias, Director - Investor Relations
214-570-4641
investor_relations@metropcs.com

MetroPCS Mails Letter to Stockholders Reiterating Compelling Value Creation Potential of
Proposed Combination with T-Mobile USA

Urges Stockholders to Vote 'FOR' Proposed Combination on GREEN Proxy Card

Richardson, TX (April 1, 2013) - MetroPCS Communications, Inc. (NYSE: PCS; "MetroPCS" or the "Company") today mailed a letter to stockholders in connection with its proposed combination with T-Mobile USA, Inc. (“T-Mobile”). The letter describes the significant benefits to MetroPCS' stockholders resulting from the proposed combination of MetroPCS and T-Mobile and addresses certain assumptions that ISS based its report on, leading to the wrong conclusions regarding the proposed combination.

The full text of the letter follows:

April 1, 2013

Dear Fellow Stockholder:

The MetroPCS Communications, Inc. Special Meeting of Stockholders on Friday, April 12, 2013 to vote on the proposed combination with T-Mobile USA, Inc. is less than two weeks away. Because some of the proposals required to approve the proposed combination require the affirmative vote of a majority of all outstanding shares, your vote is extremely important.

Remember - the failure to vote or an abstention will have the same effect as a vote against the proposed combination.

•	If the proposed combination is not approved, MetroPCS' stockholders will not enjoy its compelling benefits - many of which are only available by combining MetroPCS and T-Mobile.

•	Do not reject this proposed combination - do not take the risk of a loss of value for MetroPCS' stockholders.

•	There can be no assurance that MetroPCS will be able to deliver the same or better stockholder value as a stand-alone wireless company in the future.

The MetroPCS board unanimously recommends that stockholders vote their shares FOR all of the proposals relating to the proposed combination by returning the GREEN proxy card with a FOR vote for all proposals. The proposed combination will create the value leader in the U.S. wireless marketplace and provide significantly more value and potential equity upside to MetroPCS stockholders than could be achieved by MetroPCS on a stand-alone basis.

YOUR BOARD AND MANAGEMENT THOROUGHLY EXPLORED
ALL STRATEGIC ALTERNATIVES

After years of discussions and negotiations with various third parties, only negotiations with Deutsche Telekom (“DT”) have resulted in an executed combination agreement, and no other bidders have emerged in the six months since the proposed combination was announced.1

•	Institutional Shareholder Services (“ISS”), an independent proxy advisory firm, recognizes that MetroPCS' “exploration of strategic alternatives appears to have been thorough.”[2]

•	As a result, MetroPCS' stockholders should not assume that another buyer will acquire MetroPCS if the proposed combination is not approved.

•	Glass Lewis, another independent proxy advisory firm, agrees that the MetroPCS board explored all alternatives, noting that, “In our opinion, the MetroPCS Board conducted a lengthy review of strategic alternatives and ultimately reached perhaps the inevitable conclusion that MetroPCS needs to combine with a larger strategic partner in order to address its challenges as a standalone company.”3

The MetroPCS board and management team, who have decades of experience in, and an in-depth understanding of, the wireless marketplace, determined that the proposed combination will deliver more value to MetroPCS stockholders than MetroPCS on a stand-alone basis.

The proposed combination, the terms of which resulted from months of rigorous negotiations, offers both immediate and long-term compelling economic value to MetroPCS' stockholders. It will provide MetroPCS' stockholders with an immediate $1.5 billion aggregate cash payment, or approximately $4.06 per share (prior to the reverse stock split that will occur in connection with the closing of the proposed combination), as well as an approximate 26% ownership stake in the combined company that allows all MetroPCS stockholders to participate in the expected significant equity upside of the combined company, including projected cost synergies of $6-7 billion net present value (“NPV”)4 and annual run-rate cost synergies projected at $1.2-1.5 billion after an integration period.5

THE COMBINED COMPANY WILL BE WELL-POSITIONED TO PARTICIPATE IN FUTURE
INDUSTRY GROWTH AND CONSOLIDATION

The combined company will be the leading value carrier in the U.S. wireless marketplace and will be able to compete more effectively against the other national wireless competitors through its expanded scale, spectrum and financial resources. Importantly, the combined company will have significantly greater spectrum and financial resources than MetroPCS on a stand-alone basis and will be in a better position to participate in future industry growth and consolidation.

The combined company will directly benefit from its:

•	Strong financial profile:

◦	The combined company is expected to have BB S&P credit rating, which is two notches better than MetroPCS stand-alone and many peers;

◦	Target five-year (from 2012 to 2017) compounded annual growth rates in the range of 3% to 5% for revenues, 7% to 10% for EBITDA and 15% to 20% for free cash flow;[6]

◦	Target EBITDA margin of 34% to 36% at the end of the five-year period (from 2012 to 2017); and

◦	Projected cost synergies of $6-7 billion NPV,[4] with an annual run-rate of $1.2-1.5 billion after an integration period.[5]

•	Robust spectrum position:

◦	The combined company will have the network capacity to support the anticipated acceleration in customers' mobile data demand.

◦	The combined company's spectrum position in major metropolitan areas will be four times greater on average than MetroPCS on a stand-alone basis.

◦	The combined company will have more AWS spectrum than any other carrier. AWS is emerging as one of the primary LTE bands in the United States.

◦
Complementary spectrum that allows for greater 4G LTE bandwidth, including at least 20x20 MHz in approximately 90% of top 25 metro areas by 2014+, which is expected to yield high levels of efficiency, capacity and throughput.

•	Seasoned executive leadership:

◦	The combined company's senior management team has over 150 years of combined telecommunications industry experience, and is committed to growth and cost leadership.

◦
John Legere, current President and Chief Executive Officer of T-Mobile, will serve as the President and Chief Executive Officer of the combined company and has over 32 years of experience in the U.S. and global telecommunications and technology industries.

◦	J. Braxton Carter, currently MetroPCS' Chief Financial Officer, will serve as Chief Financial Officer of the combined company and has over 15 years of wireless experience.

•	Highly-qualified, diverse Board:

◦	The combined company's board includes current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC.

THE COMBINED COMPANY WILL BE POISED FOR GROWTH AND
INCREASED PROFITABILITY

Vote FOR the proposed combination with T-Mobile to receive an immediate cash payment and a meaningful equity stake in the combined company, allowing you to participate in the growth and future profitability of the combined company that will:

•
Accelerate nationwide 4G services: T-Mobile is the only carrier that presently offers nationwide unlimited 4G to new customers. When its $4 billion network modernization is complete - anticipated to occur at the end of 2013 - the combined company customer base will have better coverage, greater network reliability and faster service speeds.

◦	Approximately 37,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas.

◦	Upon completion of the migration of the MetroPCS customer base and the inclusion of selected MetroPCS sites, the combined company will have approximately 55,000 equivalent cell sites.

•
Advance high-speed LTE network: T-Mobile is deploying the latest LTE technology (Release 10), paving the way to LTE Advanced. T-Mobile's 4G LTE deployment will complement its existing nationwide 4G network - which third-party tests show rivals or beats existing competitors' LTE networks - creating what T-Mobile expects to be the fastest 4G combination in the United States.

◦
T-Mobile launched its 4G LTE network in seven U.S. cities on March 19, 2013, and by the end of 2013, the combined company's robust and high capacity LTE network is projected to cover a population of approximately 200 million people in the United States (100 million by mid-year 2013).

•	A broad variety of devices: T-Mobile has a broad array of devices from which its customers can choose, which will be available to the combined company's customers.

◦
In tandem with the debut of its 4G LTE network service, T-Mobile announced that it will have several 4G LTE-capable devices available, including Samsung Galaxy S 4, BlackBerry Z10, HTC One, T-Mobile Sonic 2.0 Mobile HotSpot LTE and Samsung Galaxy Note II.

◦
Beginning April 12, 2013, T-Mobile will offer the 4G LTE-capable iPhone 5 to customers nationwide via one of the simplest and most competitive consumer rate plans in the industry. iPhone 4S and iPhone 4 will also be available in select markets.

•
Focus on branding and enhanced value propositions: The combined company will offer its services under at least two unique brands, with a focus on simplicity, unlimited data, and “No Surprises.” T-Mobile's 100% Value plans offer visibility, transparency, standardized pricing, and lowest out-the-door device prices.

•
Expand the MetroPCS brand geographically: The combined company will extend the MetroPCS brand and distribution to geographic areas where MetroPCS does not currently have a network, and will offer a variety of unlimited wireless broadband mobile service plans and a broad array of device choices that provide customers with a compelling value proposition. Only a small portion of this geographic expansion is incorporated into the business plan of the combined company with the remainder offering additional upside to the business plan.

•	Create a multi-segment player: The combined company will offer a full suite of services, and is ramping up its B2B capability and invest in new capabilities to support an expanded MVNO business.

•
Capitalize on projected cost synergies: The proposed combination of MetroPCS and T-Mobile is expected to yield projected annual run-rate cost synergies of $1.2 - 1.5 billion after an integration period, driven primarily by the convergence of both customer bases to a single network. [5]

◦
We expect that approximately two and a half years following the closing, substantially all MetroPCS customers will have been migrated to the new network and the old MetroPCS network will be shut down, saving the majority of the operating and capital expenses associated with operating, maintaining and expanding the MetroPCS legacy network.

◦
Additional savings are expected to come from reduced tower, backhaul and roaming expenses and capacity and expansion capital expenses as well as certain non-network savings. Operating on a single network is also expected to increase asset utilization and reduce expense per customer.

THE TERMS OF THE PROPOSED COMBINATION ARE COMPELLING TO
METROPCS' STOCKHOLDERS AND THE BESET STRATEGIC ALTERNATIVE TO
MAXIMIZE STOCKHOLDER VALUE

Simply put, a combination with T-Mobile represents more certain and more significant value than MetroPCS could create as a stand-alone company.

•
The proposed combination offers compelling benefits to MetroPCS' stockholders by offering immediate and significant value for your investment in MetroPCS as well as the opportunity to participate in the expected upside potential of the combined company.

•
The 26% equity ownership interest of MetroPCS' stockholders is at the upper end - or above - the implied percentage ownership and contribution analyses performed by the special committee's independent financial advisor.

•
In addition, the special committee's financial advisor's discounted cash flow (“DCF”) and multiples analyses demonstrate that the 26% equity ownership interest results in substantial upside over a stand-alone valuation of MetroPCS.

•
If T-Mobile were contributed with $4 billion lower debt (i.e. $4 billion higher equity), per P. Schoenfeld Asset Management LP's (“PSAM”) previously filed presentation, then the resulting MetroPCS stockholders' ownership in the combined company would need to be adjusted to reduce MetroPCS stockholders' ownership from 26% to 12%[7] - 15%[8].

•
A less favorable ownership stake of between 17%[7]-24%[8] would result after appropriate adjustments for $1.5 billion MetroPCS cash reserved for spectrum and $1.5 billion cash payment as disclosed in the MetroPCS amended definitive proxy statement.

•	The stand-alone MetroPCS value per share (after deducting $1.5 billion in cash reserved for the acquisition of spectrum) represents an approximately 22% decline vs. the current MetroPCS share price.[9]

•	Even PSAM notes in its previously filed presentation that it may be appropriate to adjust for the $1.5 billion of spectrum in a relative DCF analysis.

Given T-Mobile's much higher asset value, DT could only facilitate MetroPCS' stockholders' 26% stake by contributing T-Mobile with sufficient leverage to create the intended ownership split. The 26% stake will allow MetroPCS' stockholders to participate meaningfully in the expected substantial upside of the combined company resulting from the significant projected synergies.

THE RECENT ISS REPORT IS USING DIFFERENT ASSUMPTIONS THAN THOSE
USED BY THE METROPCS MANAGEMENT AND BOARD

On March 27, 2013, ISS issued a report regarding the proposed combination. The report is based on assumptions that are different than those used by MetroPCS' experienced management and board and, as a result, ISS has reached the wrong conclusions. Importantly, ISS bases its valuation perspectives on two important assumptions that differ from the analysis the MetroPCS advisors and board relied upon:

•
ISS used a combined company 2013 EBITDA that excludes $573 million of reasonable and appropriate adjustments made by MetroPCS management to T-Mobile's 2013 forecast. It is therefore based on a T-Mobile forecasted 2013 EBITDA that is lower than what MetroPCS and T-Mobile believe is appropriate based on extensive due diligence of the T-Mobile plan. Although ISS noted that $250 million of the $573 million related to the introduction of Apple products was reasonable, ISS decided not to account for any of the adjustments “at least until the adjustments are more fully documented and discussed …”[2]

•
ISS also disagreed with MetroPCS and its financial advisors that the $1.5 billion for spectrum should be deducted for valuation purposes. Contrary to ISS' view, if MetroPCS uses its $1.5 billion in cash to purchase spectrum required to achieve its long-term plan, the market will NOT increase MetroPCS' enterprise value by $1.5 billion to account for the spectrum value - wireless companies are valued as going concerns based upon

EBITDA and cash flow, not asset value. Therefore, MetroPCS would effectively need multiple expansion of over 1x to make up for such value. In short, MetroPCS believes that, should it spend the $1.5 billion on spectrum, its equity valuation will not benefit from the value when adjusting from Enterprise to Equity Value (or value per share).

•
Despite providing a detailed DCF valuation of the projected $6 - $7 billion in synergies, ISS only used a $4 billion valuation for synergies, which understates the combined company's synergy value by approximately $1.76[10] per share.

THE COMBINED COMPANY DEBT IS APPROPRIATE AND MARKET-BASED

Market demand does not exist for the size of the required $21 billion debt commitment from DT - at signing or today. The pricing mechanism for the DT debt is designed to reflect market conditions when the notes are priced, based on comparable bonds and high-yield indices, including MetroPCS' own high yield debt. Since the end of the year, rates in the market have improved, which has resulted in the current blended rate of the DT debt dropping to approximately 7.2% as of March 22, 2013. The estimated spread between the 8- and 10-year DT notes and the 6.25% and 6.625% MetroPCS Notes is 60bps and 47bps, respectively. In light of the overall size of the DT notes and the low fees payable to DT, this spread is very reasonable.

The 7.7% weighted average interest rate cited in PSAM's report is based on mistaken assumptions and is stale as it is from the end of 2012, which is the period to which the year-end pro-forma financials disclosed in the amended definitive proxy relate. The DT debt avoids significant financing and underwriting fees for the combined company and its shareholders equating to a $1.3 billion saving11 or ~$0.90 per combined company share,12 compared to a third party financing if it were available.

Importantly, DT's financing provides the combined company with significant breathing room through a long-lasting capital structure with no maturities before 2018, which allows the combined company to focus on the business and on realizing synergies from the combination immediately post-closing without having to refinance significant debt. By then, the combined company is expected to have de-levered significantly through cost savings initiatives, including cost reductions related to tower, backhaul and roaming expenses, customer migration to more cost-efficient HSPA+, capital expenditure savings and post-integration synergies.

The combined company's last 12 months (“LTM”) leverage is in-line with peers and MetroPCS, and its S&P credit rating of BB is higher than ratings of MetroPCS and many peers, as shown in the table below:

Comparison of NewCo Peers - Leverage and Credit Rating[13] Based on LTM EBITDA
	Leap	PF Sprint[14]	NewCo	MetroPCS	T-Mobile[15]
Gross Leverage	5.5x	5.5x	3.6x	3.1x	3.6x
Net Leverage	4.4x	3.0x	3.4x	2.4x16	3.6x
S&P Rating	B-	B+	BB	B+	NA

•	The combined company is expected to de-lever organically after 2013 as a result of cost savings initiatives, significantly lower capital expenditures and post-integration synergies.

•	The combined company's agreement with Apple is projected to be accretive to operating free cash flow and EBITDA beginning in 2014.

•
Investor comfort with the combined company's capital structure and credit profile is underscored by strong support for the combined company's March 2013 senior notes offering as well as the December 2012 consent solicitation on MetroPCS' existing senior notes.

•	Appropriate leverage, such as is present here, allows stockholders to benefit exponentially from increases in company value.

Further, the call protection of the DT notes is market standard and appropriate. Without this call protection, rates would have been significantly higher. The make-whole provisions also are market standard. The call protection and make-whole provisions do not deter a future M&A transaction. ISS is mistaken that the call protection prevents deleveraging of the combined company. The combined company will de-lever as its cash levels increase from free cash flow over time.

VOTE “FOR” THE PROPOSED COMBINATION WITH T-MOBILE ON THE GREEN PROXY CARD

MetroPCS asks that stockholders vote FOR the proposals by telephone, Internet, mail or in person according to the instructions on the GREEN proxy card, and below.

•
Telephone. Call toll free: 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries. Stockholders must have their control number in hand. Follow the instructions provided.

•	Internet. Log onto the website: www.voteproxy.com. Stockholders must have their control number in hand. Follow the instructions provided.

•	Mail. To vote your shares, please sign, date and mail your GREEN proxy card today.

•
In person. For stockholders who wish to vote in person, the MetroPCS Special Meeting of stockholders will be held on April 12, 2013, at 8:00 a.m. local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082.

MetroPCS urges you to discard any white proxy cards, which were sent by a dissident stockholder. If you previously submitted a white proxy card, MetroPCS urges you to vote as instructed on the GREEN proxy card, which will revoke any earlier dated proxy card that was submitted, including any white proxy card.

If you have questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or call collect at (212) 929-5500.

On behalf of your board of directors, we thank you for your continued support.

Sincerely,

/s/ Roger D. Linquist
Roger D. Linquist
Chairman of the Board and Chief Executive Officer

If you have any questions or need assistance with voting your GREEN proxy card, please contact our proxy solicitor, MacKenzie Partners, at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

Additional Information and Where to Find It

This document relates to a proposed transaction between MetroPCS and Deutsche Telekom. In connection with the proposed transaction, MetroPCS has filed with the Securities and Exchange Commission (the “SEC”) an amended definitive proxy statement. Security holders are urged to read carefully the amended definitive proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available because they will contain important information about the proposed transaction. All documents are, and when filed will be, available free of charge at the SEC's website (www.sec.gov). You may also obtain these documents by contacting MetroPCS' Investor Relations department at 214-570-4641, or via e-mail at investor_relations@metropcs.com. This communication does not constitute a solicitation of any vote or approval.

Participants in the Solicitation

MetroPCS and its directors and executive officers will be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information about MetroPCS' directors and executive officers is available in MetroPCS' annual report on Form 10-K filed with the SEC on March 1, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the amended definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transaction. Investors should read the amended definitive proxy statement carefully before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this document that are not statements of historical fact, and statements about our beliefs, opinions, projections, strategies, and expectations, are forward-looking statements and should be evaluated as such. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “become,” “forecast,” and other similar expressions. These forward-looking statements include, among others, statements about the benefits of the proposed combination, the prospects, value and value creation capability of the combined company and MetroPCS on a stand-alone basis, projected valuation and valuation modeling, the projected synergies and cost savings resulting from the proposed combination, the positioning of the combined company and MetroPCS stand-alone versus its competitors, compelling terms and nature of the proposed combination, future expansion of the MetroPCS brand into new areas, benefits to MetroPCS customers, value of the proposed combination to MetroPCS stockholders, future MetroPCS stock prices, customer perceptions of the combined company's service, projected population coverage, the combined company's ability to achieve projected cost synergies, forecasts of combined company revenues, EBITDA, and FCF, projected 5-year CAGRs, forecast, projections and success of strategic plans of MetroPCS and impact on business and stock price, the combined company's leverage ratios, the benefits of leverage and its ability to de-leverage organically and over time, the combined company's spectrum position and compatibility, the combined company's competitive position, impact of the proposed combination on the benefits of the LTE network, T-Mobile's 4G network plans and its ability to achieve it, expected completion dates for T-Mobile's LTE network, T-Mobile's strategy and plans for decommissioning MetroPCS' network and the ability to achieve it, the benefits of 4G, the relationship between equity value and investments in spectrum, MetroPCS' projected upgrade rate, diversity and availability of handsets, projected financing costs, ability of obtaining financing in the market, ability to secure acceptable rates and terms in the market, if at all, nature and extent of acceptable and marketable financing terms, the projected future rates, credit ratings and fees associated with financing, the success of the combined company, its operating structure, management or future governance and compliance, and other statements regarding the combined company's strategies, prospects, projected results, plans, or future performance.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of MetroPCS, Deutsche Telekom and T-Mobile and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive the required stockholder approvals, the failure to satisfy other closing conditions, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, the significant capital commitments of MetroPCS and T-Mobile, global economic conditions, fluctuations in exchange rates, competitive actions taken by other companies, natural disasters, difficulties in integrating the two companies, disruption from the transaction making it more difficult to maintain business and operational relationships, actions taken or conditions imposed by governmental or other regulatory authorities and the exposure to litigation. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in MetroPCS' annual report on Form 10-K, filed March 1, 2013, and other filings with the SEC available at the SEC's website (www.sec.gov). The results for any prior period may not be indicative of results for any future period.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to the factors above, among others, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements. MetroPCS, Deutsche Telekom and T-Mobile do not undertake a duty to update any forward-looking statement to reflect events after the date of this document, except as required by law.

1.	As detailed in the background section of MetroPCS' amended definitive proxy statement.
2.	From March 27, 2013, ISS Report. Permission to use quotations neither sought nor obtained.
3.	From March 28, 2013, Glass, Lewis & Co., LLC Report. Permission to use quotations neither sought nor obtained.
4.	Net present value calculated with 9% discount rate and 38% tax rate. Synergies are preliminary projections and subject to change.

5.	Synergies expected after an initial integration period estimated to be between two and a half to four years.
6.	Free Cash Flow is calculated by EBITDA less Capital Expenditure (excluding spectrum spend).
7.	EBITDA is based on unadjusted T-Mobile management's forecast of combined company EBITDA for 2013, which forecast is set forth in the MetroPCS amended definitive proxy statement.
8.	EBITDA is based on MetroPCS management's forecast of combined company EBITDA for 2013, which forecast is set forth in the MetroPCS amended definitive proxy statement.
9.	Based on MetroPCS share price of $10.90 as of NYSE market close on March 28, 2013.
10.
Based on the midpoint of the expected synergy range for the combined company, MetroPCS' 26% equity stake and 370 million MetroPCS shares outstanding per the amended definitive proxy filed March 12, 2013.

11.	Based on indicative terms at the time of announcement.
12.	Based on a pre-split 1.4 billion combined company shares.
13.	Based on latest reported financials; NewCo numbers represent the sum of T-Mobile and MetroPCS.
14.	Based on Sprint (PF Clearwire), US Cellular and Softbank transactions.
15.	Based on target net debt of $17.5 billion ($15 billion DT notes and $2.5 billion tower financing obligation as of December 31, 2012).
16.	Includes $1.5 billion in cash reserved for the acquisition of spectrum.